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Exhibit 10.46

BLoan No.:

PROMISSORY NOTE SECURED BY DEEDS OF TRUST

$50,000,000.00	April 18, 2001	Las Vegas, Nevada

"Revolving Line Maturity Date": April 18, 2002 (subject to extension as provided in Section 5)

        1.    FOR VALUE RECEIVED, PERMA-BILT, a Nevada corporation ("Borrower"), promises to pay to the order of BANK OF AMERICA NATIONAL ASSOCIATION (the "Bank") at Bank's Headquarters in Las Vegas, Nevada, or at such other place as Bank from time to time may designate, the principal sum of Fifty Million and no/100 Dollars ($50,000,000.00) (the "Maximum RLC Loan Amount"), or so much of that sum as may be advanced under this promissory note ("Note"), plus interest as specified in this Note. This Note evidences a construction revolving line of credit loan ("Revolving Line") from Bank to Borrower.

        2.    This Note is or is to be secured by one or more Construction Deed(s) of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing now or hereafter entered into by Borrower as "Trustee" and referencing this Note (collectively, the "Deed of Trust") covering certain real and personal property, as therein described (the "Property"). It may also be secured by other collateral. This Note and the Deed of Trust are two of several Loan Documents, as defined and designated in a Master Revolving Line of Credit Construction Loan Agreement ("Loan Agreement") between Bank and Borrower of even date herewith, Some or all of the Loan Documents, including the Loan Agreement, contain provisions for the acceleration of the maturity of this Note.

        3.    Except as provided in Exhibit A attached hereto, the principal sum outstanding from time to time shall bear interest at Bank's Reference Rate plus one half of one percentage points (0-50%). As used here, "Reference Rate" means the per annum rate of interest publicly announced from time to time by Bank as its Reference Rate. The Reference Rate is set by Bank based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing loans. Bank may price loans at, above or below the Reference Rate. Any change in the Bank's Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Bank's Reference Rate. The rate of interest determined under this paragraph 3 which is based on the Reference Rate shall be referred to as the "Reference-Based Rate."

        4.    Interest shall be payable on the 1st day of each month in arrears commencing on the 1st day of the first full calendar month following the date hereof. Interest shall be calculated on the basis of a 360-day year and actual days elapsed, which results in more interest than if a 365-day year were used.

        5.    All principal and accrued and unpaid interest shall be due and payable no later than April 18, 2002, unless the Revolving Line Maturity Date is extended as provided in Section 1.17 of the Loan Agreement.

        6.    Bank shall not be required to make any advance if that would cause the outstanding principal of this Note to exceed the Maximum RLC Loan Amount.

        7.    Except as provided in Exhibit A attached hereto, Borrower may prepay some or all of the principal under this Note, without penalty or premium.

        8      If Borrower fails to make any payment required hereunder within fifteen (15) days after it becomes due and payable, a late charge of five percent (5.0%) of each overdue payment may be charged for the purpose of defraying the expenses incident to handling said delinquent payments and as an inducement to Borrower to make timely payment. Acceptance of a scheduled payment fifteen (15) days after its due date shall not waive any appropriate late charge, nor shall it constitute a waiver of any event of default under any Loan Document.

/s/ D.S. Initials

          9.      Upon the occurrence and during the continuance of any Event of Default hereunder, the outstanding principal balance of this Note will, at the option of Bank, bear interest at an annual rate of three percent (3.0%) in excess of the Reference-Based Rate then in effect (the "Default Rate").

          10.    From and after maturity of this Note, whether by acceleration or otherwise, all sums then due and payable under this Note, including all principal and all accrued and unpaid interest. shall bear interest until paid in full at the Default Rate.

          11.    If any of the following "Events of Default" occur, any obligation of the holder to make advances under this Note shall terminate, and at the holder's option, exercisable in its sole discretion, all sums of principal and interest under this Note shall become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character (unless otherwise required by any Loan Document);

            (a)    Borrower fails to perform any obligation under this Note to pay principal or interest when due; or

            (b)  Borrower fails to perform any other obligation under this Note to pay money when due, or

            (c)    Under any of the Loan Documents, an Event of Default (as defined in that document) occurs, except as provided in Section 12 below.

          12.    It shall be an "Event of Default" under this Note it Borrower becomes the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships ("Insolvency Proceeding"). If that happens, any obligation of the holder to make advances under this Note and the Loan Agreement shall terminate, and all sums of principal and interest under this Note shall automatically become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character.

          13.    All amounts payable under this Note are payable in lawful money of the United States during normal business hours on a Banking Day, as defined below. Checks constitute payment only when collected.

          14.    If any lawsuit or arbitration is commenced which arises out of or relates to this Note or the Loan Documents, the prevailing party shall be entitled to recover from each other party such sums as the court or arbitrator may adjudge to be reasonable attorneys' fees in the action or arbitration, in addition to costs and expenses otherwise allowed by law. In all other situations, including any matter arising out of or relating to any Insolvency Proceeding, Borrower agrees to pay all of Bank's costs and expenses, including attorneys' fees, which may be incurred in enforcing or protecting Bank's rights or interests. From the time(s) incurred until paid in full to Bank, all such sums shall bear interest at the Default Rate.

          15.    Whenever Borrower is obligated to pay or reimburse Bank for any attorneys' fees, these fees shall include the allocated costs for services of in-house counsel.

          16.    This Note is governed by the laws of the State of Nevada, without regard to the choice of law rules of that State.

          17.    Borrower agrees that the holder of this Note may accept additional or substitute security for this Note, or release any security or any party liable for this Note, or extend or renew this Note, all without notice to Borrower and without affecting the liability of Borrower.

          18.    If Bank delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any of Bank's rights, or of any breach, default or failure of condition of or under this Note. No waiver by Bank of any of its rights, or of any such breach, default or failure of conditions shall be effective, unless the waiver is expressly stated in a writing signed by Bank. All of Bank's remedies in connection with this Note or under applicable law shall be cumulative, and Bank's exercise of any one or more of those remedies shall not constitute an election of remedies.

/s/ D.S. Initials

          19.    This Note inures to and binds the heirs, legal representatives, successors and assigns of Borrower and Bank; provided, however, that Borrower may not assign this Note or any Loan funds, or assign or delegate any of its rights or obligations, without the prior written consent of Bank in each instance. Bank in its sole discretion may transfer this Note, and may sell or assign participations or other interests in all or part of the RLC, on the terms and subject to the conditions of the Loan Documents, all without notice to or the consent of Borrower. Also without notice to or the consent of Borrower, Bank may disclose to any actual or prospective purchaser of any securities issued or to be issued by Bank, and to any actual or prospective purchaser or assignee of any participation or other interest in this Note, the RLC or any other loans made by Bank to Borrower (whether evidenced by this Note or otherwise), any financial or other information, data or material in Bank's possession relating to Borrower, the RLC or the Property, including any improvements on it. If Bank so requests, Borrower shall sign and deliver a new note to be issued in exchange for this Note.

          20.    As used in this Note, the terms "Bank," "holder" and "holder of this Note" are interchangeable. As used in this Note, the word "include(s)" means "include(s), without limitation," and the word "including" means "including, but not limited to.

          21.    The terms and provisions of Exhibit A attached to this Note are incorporated herein by this reference.

          22.    Borrower has caused this Note to be executed by its officers, who were duly authorized and directed to do so by a resolution of its Board of Directors which was duly passed and adopted by the requisite number of members of the Board at a meeting which was duly called, noticed and held.

Borrower:		Mail Address:
Perma-Bilt, a Nevada corporation
7150 Pollock Drive, Suite 104 Las Vegas, Nevada 89119
By:	/s/ Daniel Schwartz Daniel Schwartz, President

/s/ D.S. Initials

Borrower: PERMA-BILT, a Nevada corporation

Loan No.:

EXHIBIT A
INTEREST RATES

        I.    Available Interest Rates

          1.l    On and subject to the terms and conditions of the Note and this Exhibit A, Borrower may choose to have all or a portion of the Loan bear interest at the Offshore Rate plus three and one-quarter percent (3.25%) per year (the "Offshore Alternative").

The terms used above are defined in Article II of this Exhibit A. Each rate (a "Contract Rate") may be fixed by agreement between Borrower and Bank as to a given principal amount (the "Rate Portion") during a given period of time (the "Rate Period").

        II.    Interest Rate Definitions

          2.1    Offshore Alternative

          (a)  With respect to a given Rate Period and Rate Portion where interest is calculated based on the Offshore Alternative. "Offshore Rate" means the per annum rate of interest, rounded upward, if necessary to the nearest 1/100th of one percent, determined by the following formula:

Offshore Rate	=	IBOR Rate (1.0 - Reserve Percentage)

    All figures used in this calculation shall be determined by Bank as of the day when Bank delivers the binding rate quote to Borrower.

          (b)  For purposes of this formula, the following definitions shall apply:

      (i)
      "IBOR Rate" means the per annum rate of interest, rounded upward, if necessary, to the nearest 1/16th of one percent (0.0625%), at which Bank's Grand Cayman branch. Grand Cayman, British West Indies, would offer U.S. dollar deposits in amounts and for periods comparable to those of the applicable Rate Portion and Rate Period to major banks in the offshore U.S. dollar inter-bank market.

      (ii)
      "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D. The Reserve Percentage shall be expressed in decimal form and rounded upward, if necessary, to the nearest 1/100th of one percent, and shall include marginal, emergency, supplemental, special and other reserve percentages,

          (c)  Borrower may elect an Offshore Alternative no later than 9:30 a.m., San Francisco time, on any Banking Day. In Bank's sole discretion, the applicable Rate Period may begin on the day of Borrower's rate election or up to the second Banking Day thereafter.

          (d)  From time to time, Bank in its sole discretion may determine that:

      (i)
      It is illegal for Bank to offer the Offshore Alternative, or to obtain funds in the offshore U.S. Dollar inter-bank market in amounts and for periods comparable to those of the requested Rate Portion and Rate Period (an "Offshore Illegality"); or

      (ii)
      U.S. dollar deposits are not available in the offshore U.S. dollar inter-bank market in amounts and for periods comparable to those of the requested Rate Portion and Rate Period; or

      (iii)
      The Offshore Alternative does not accurately reflect the costs associated with the requested Rate Portion and Rate Period.

In any such event, Bank shall have no obligation to honor Borrower's election of an Offshore Alternative for any new Rate Portion and Rate Period. If Bank in its sole discretion should determine that any Offshore Illegality has occurred and is continuing, any existing Rate Portion bearing interest at the Offshore Alternative shall automatically bear interest at the Reference-based Rate until Borrower makes a valid election of a new Contract Rate and a new Rate Period for that portion. Borrower shall not be obligated to pay any Offshore Prepayment Premium (as defined in Section 4.1) if any existing Rate Period is interrupted because of an Offshore Illegality. No validly existing Rate Period or Rate Portion shall be affected by the occurrence of any event or condition described in clauses (ii) or (iii) above.

            Election of Contract Rates

          2.2    Requests for Contract Rate Quotes

        From time to time, Borrower may request Bank to quote a given Contract Rate. Such a request may be made by Borrower in writing or by a telephone call to a Bank officer in the unit specified in Section 1 of the Note as the place where payments are to be made.

          2.3    Contract Rate Election Procedures

        In response to Borrower's request, Bank shall provide an indicative rate quote for a given Offshore Alternative. Based on such information, Borrower may elect that Offshore Alternative within the time specified above, together with the associated Rate Period and Rate Portion; provided, however, that Borrower may not select a Rate Period for the Offshore Alternative that extends beyond the Revolving Line Maturity Date. Such an election by Borrower shall be irrevocable, whether it is made in writing or by telephone.

          2.4    Confirmation of Contract Rate Elections

        If Bank so chooses, it may confirm any election by Borrower of a Contract Rate in the form of a Contract Rate Notice. Borrower shall acknowledge all Contract Rate Notices in writing in the form used by Bank within any time periods specified by Bank. Bank shall have no obligation to provide any Contract Rate Notice to Borrower. If Bank fails to send or Borrower fails to acknowledge any such notice, that shall not affect any Contract Rate or Rate Period placed in effect or the effectiveness of any act performed by Bank in response to a telephonic interest rate election by Borrower.

          2.5    Effect of Nonelection

        If Borrower does riot specify a Contact Rate for any portion of the Loan, or if for any Such portion a Contract Rate cannot be selected or maintained (for example, because the minimum portion size requirement has not been met), that portion shall bear interest at the Reference-based Rate until Borrower makes a valid election of a different interest rate. After any Rate Period expires, the applicable Rate Portion shall bear interest at the Reference-based Rate until Borrower makes a valid election of a new Contract Rate and a new Rate Period for that portion.

          2.6    Effect of Default

        Notwithstanding any provision of the Loan Documents, the entire Loan shall bear interest at the Default Rate if it applies under the terms of the Note. At any time when the Default Rate is inapplicable, but an Event of Default has occurred and is continuing, all existing Contract Rates, Rate

Portions and Rate Periods shall remain unchanged if they were validly placed in effect, and the balance, if any, of the Loan principal shall bear interest at the Reference-based Rate. Borrower may not select any Contract Rate at any time when an Event of Default has occurred and is continuing.

          2.7    Minimum Rate Portion Sizes and Number

        For each Contact Rate, Borrower may select Rate Portions of $1,000,000.00 or more. Borrower may have no more than five (5) different Rate Portions bearing interest as the Offshore Alternative.

          2.8    Durations of Rate Periods

        Borrower may only select Rate Periods between 15 and 180 days, but not extending beyond the Revolving Line Maturity Date. The last day of a Rate Period for an Offshore Alternative shall be determined by Bank in accordance with the practices of the offshore U.S. dollar inter-bank market.

2.9 Authorized Persons	/s/ D.S. Initials

        Borrower hereby designates 1. Daniel Schwartz or 2. Robert M. Beville or 3. Craig Hardy as being authorized to make interest rate elections on Borrower's behalf in writing or by telephone. Bank shall be entitled to rely on telephonic or written directions from such persons until this authorization is revoked by Borrower in writing.

        III.    Definitions

        All capitalized terms used in this Exhibit A without definition shall have the meanings given them in the Note. Except for purposes of the Offshore Alternative, "Banking Day" means a day other than a Saturday or Sunday, on which banks are open for business in New York, New York and Bank is open for business in San Francisco, California. For purposes of the Offshore Alternative, "Banking Day" means a day other than a Saturday or Sunday, on which banks arc open for business in London, England and New York, New York and Bank is open for business in San Francisco, California.

        IV.    Prepayment Penalties

          4.1  Each prepayment of all or part of a Rate Portion bearing interest at the Offshore Alternative, whether voluntary, by reason of acceleration, a credit bid at foreclosure or otherwise, shall be accompanied by all interest accrued on the prepaid principal amount, plus a premium ("Offshore Prepayment Premium") calculated as provided below. Bank shall submit a certificate to Borrower setting forth its determination of any Offshore Prepayment Premium, which shall be conclusive and binding in the absence of manifest error. Bank reserves the right to provide interim calculations of such Offshore Prepayment Premium in any notice of default or notice of sale for information purposes but the exact amount of such Offshore Prepayment Premium shall be calculated only upon the actual prepayment of such Rate Portion as aforesaid.

    The Offshore Prepayment Premium for the Offshore Alternative shall be the sum of:

      (i)
      $250; and

      (ii)
      the amount, if any, by which X exceeds Y, where:

                (A)  X equals the additional interest that would have accrued on the principal amount prepaid at the Offshore Rate without any spread, if that amount had remained outstanding until the last day of the applicable Rate Period, and

                (B)  Y equals the interest that Bank could recover by placing the prepaid funds on deposit in the offshore dollar market for a period beginning on the day of the prepayment and ending on the last day of the applicable Rate Period, or for a comparable period for which an appropriate rate quote may be obtained; and

                (C)  an amount equal to all costs and expenses which Bank reasonably expects to incur in liquidation and reinvest of the prepaid funds.

          4.2  Intentionally Omitted.

          4.3  In the event at any time the holder accelerates the maturity of this Note (because of a default hereunder or under the Loan Agreement, Deed of Trust or any other instrument securing this Note), any amount applied to the principal sum hereof as a result of said acceleration, whether or not there is a sale under the Deed of Trust, shall be deemed a prepayment of principal and the prepayment penalties (if any) under subsections 4.1 and 4.2 above will apply. Borrower acknowledges that prepayment of the Loan may result in Bank's incurring additional costs, expenses and liabilities. Borrower therefore agrees to pay the prepayment premiums described above, and further agrees that the prepayment premiums represent a reasonable estimate of the prepayment costs, expenses and liabilities of Bank. By its signature below, Borrower acknowledges that it is a knowledgeable real estate developer or investor and fully understands the effect of the waiver contained herein. Borrower agrees that Bank's willingness to offer the Offshore Alternative to Borrower is sufficient and independent consideration for this waiver, and Borrower understands that Bank would not offer such rates to Borrower absent this waiver.

          4.4  Borrower shall give Bank irrevocable written notice of Borrower's intention to make any prepayment, specifying the date and amount of the prepayment. The notice must be received by Bank at least five (5) Banking Days in advance of the prepayment, Borrower understands that Bank my incur costs and expenses, suffer losses or make payments in reliance upon Borrower's delivery to Bank of such a written notice of prepayment. If Borrower subsequently fails to make the prepayment as specified in such notice and as required hereunder, then, upon demand by Bank. Borrower shall pay or reimburse Bank for all such costs, expenses, losses and payments. All prepayments shall be applied to the most remote installment of principal due.

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PROMISSORY NOTE SECURED BY DEEDS OF TRUST
EXHIBIT A INTEREST RATES